EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-256264, 333-238154, 333-219779, 333-217835, 333-165637, 333-156185, 333-195800, 333-208067, and 333-264723) of WW International, Inc. of our report dated March 6, 2023, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in reportable segments discussed in Note 17, as to which the date is August 2, 2023, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP

New York, New York

August 2, 2023